Exhibit 99.1

For Immediate Release February 20, 2014	Contacts:	Stacy Frole	(419) 627-2227
		Lisa Broussard	(419) 609-5929
CEDAR FAIR REPORTS RECORD RESULTS FOR 2013 ON STRONG ATTENDANCE AND GUEST SPENDING GROWTH
SANDUSKY, OHIO, February 20, 2014 - Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, reported record financial results for the year ended December 31, 2013.
Highlights

▪
The Company reported record full-year net revenues of $1.135 billion, up 6% from 2012, reflecting strong growth in all aspects of its business; net income of $108.2 million, or $1.94 per diluted limited partner (LP) unit, was up $6.3 million from a year ago.

▪
Adjusted EBITDA for the full year was a record $425.4 million, up 9% from last year on a 5% increase in average in-park guest per capita spending, a 2% increase in comparable park attendance and a 6% increase in out-of-park revenues.

▪	The Company reduced its Consolidated Leverage ratio to 3.6 times debt to Adjusted EBITDA, down from 3.9 times in 2012.

▪	The Company remains confident in its ability to achieve its FUNforward long-term growth goal of $450 million in Adjusted EBITDA earlier than its original target of 2016.

Commenting on the results for 2013, Matt Ouimet, Cedar Fair’s president and chief executive officer, said, “We are pleased to report 2013 was a remarkable year for Cedar Fair and we expect this momentum to continue into 2014. Our long-term FUNforward strategy is working well as we experienced solid increases across all aspects of our business this year, including record attendance and in-park guest per capita spending.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results for 2013 on Strong Attendance and Guest Spending Growth
February 20, 2014

Ouimet added, “Our focus on continually enhancing the guest experience has been the unifying theme of our long-term strategy. In 2013, guests responded favorably to all of our investments in new world-class rides, family entertainment and premium guest experiences. For example, GateKeeper, a record-breaking winged coaster at Cedar Point, experienced one of the best ride openings in the park’s history, while the new Boardwalk area at Knott’s Berry Farm in southern California brought more families to the park than ever before. We are also seeing a great response to our expanded water park offerings, most notably at World's of Fun which experienced record results as well.
“For 2014, our teams are working harder than ever to find new ways to surprise our guests as they walk through our gates,” continued Ouimet. “Our capital projects are currently scheduled to open on time and on budget, including Banshee, our record-breaking roller coaster at Kings Island, and Wonder Mountain’s Guardian, our interactive 4-D dark ride at Canada’s Wonderland. After this cold and snowy winter, our guests will be ready to get out of the house to enjoy some nice warm summer days on our midways with their friends and family. We are looking forward to providing even more thrills, screams and smiles as we kickoff the 2014 season.”
Ouimet concluded by stating, “I am pleased with our current financial condition, including our liquidity and cash flow performance. At the end of the year, our Consolidated Leverage ratio was 3.6 times, which is down from 4.2 times as recently as two years ago. As we look ahead, we expect 2014 to be another record year in terms of net revenues and Adjusted EBITDA, and we are confident we will continue to build on our decades of success for many years to come.”
2013 Full-Year Results
For the full year ended December 31, 2013, Cedar Fair generated record net revenues of $1.135 billion and net income of $108.2 million, or $1.94 per diluted LP unit, compared with net revenues of $1.068 billion and net income of $101.9 million, or $1.82 per diluted LP unit, in 2012.
Contributing to the $66.1 million, or 6.2%, increase in net revenues for 2013, average in-park guest per capita spending rose 5%, or $2.20, to $44.15; attendance increased by 1%, or 219,000 visits, to 23.5 million guests; and out-of-park revenues improved 6%, or $7.4 million, to $124.2 million. Excluding two non-core stand-alone water parks that were sold in November 2012 and August 2013, attendance on a comparable park basis increased 2%, or 453,000 visits.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results for 2013 on Strong Attendance and Guest Spending Growth
February 20, 2014

Cost of goods sold decreased to $91.8 million due to savings initiatives in the Company's food and beverage programs, while operating expenses increased to $472.3 million and selling, general and administrative expenses increased to $152.4 million. The increase in these costs and expenses was largely attributable to the parks entertaining a record number of guests in 2013. Also contributing to these increases were higher staffing levels to support additional revenue growth initiatives, investments in new revenue and customer relationship management platforms, higher normal operating and maintenance expenses associated with enhancing park infrastructures, and higher incentive compensation due to the strong current-year performance. As a percentage of sales, these costs decreased 90 basis points to 63.2% in 2013, from 64.1% in 2012.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, increased 8.8%, or $34.5 million, to $425.4 million, compared with $391.0 million last year. At the same time, Adjusted EBITDA margin improved 90 basis points, increasing to 37.5%, from 36.6% a year ago. The strong increases in Adjusted EBITDA and the Adjusted EBITDA margin are the result of record net revenues combined with strict controls over costs. See the attached table for a reconciliation of net income to Adjusted EBITDA.
Cash Flow and Liquidity Remain Strong
Brian Witherow, Cedar Fair’s executive vice president and chief financial officer, said, “Our liquidity and cash flow remain strong. With our record 2013 performance, combined with the sale of two non-core assets and the first-quarter refinancing of a large portion of our debt, we continue to improve our capital structure and operating flexibility. We intend to maintain our strong financial position for 2014 and beyond as we continue to manage our cash flows and capital structure, creating value for unitholders over the long-term.”
As of December 31, 2013, Cedar Fair had $618.9 million of variable-rate debt (before giving consideration to fixed-rate interest rate swaps), $901.8 million of fixed-rate debt, no outstanding borrowings under its revolving credit facilities and cash on hand of $118.1 million. The Company’s credit facilities and cash flows from operations are expected to be sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results for 2013 on Strong Attendance and Guest Spending Growth
February 20, 2014

Outlook
The Company's capital program is designed to drive positive results in both the short- and long-term. For the 2014 season, the Company plans to invest approximately $145 million in capital across its properties. The highlight of the 2014 capital program is Banshee, the world’s longest inverted steel coaster, which will make its debut at Kings Island, in Cincinnati, Ohio. In addition, Cedar Fair will introduce the first edition of its “Amusement Dark” portfolio, Wonder Mountain’s Guardian at Canada’s Wonderland, which is an interactive 4-D dark ride featuring the world’s longest interactive screen. Marketable capital for 2014 will also feature a complete revival of the Camp Snoopy area at Knott’s Berry Farm in Buena Park, California, a major waterpark expansion at Dorney Park and Wildwater Kingdom in Allentown, Pennsylvania and a refreshment of the Gemini Midway, including several new family-oriented attractions at Cedar Point in Sandusky, Ohio. For the 2014 season, resort guests at Cedar Point will experience a new outside look at the historic Hotel Breakers as the first phase in the property's two year renovation is completed. The Company also plans to introduce new cabin accommodations at two of its properties and will launch a new company-wide in-park TV network, allowing further interaction with its guests.
Ouimet concluded, “While it is still too early to identify a trend, we are pleased to see both season pass and group business sales pacing ahead of where they were this time last year. With this in mind, we are confident in our ability to achieve our FUNforward long-term growth goal of $450 million in Adjusted EBITDA earlier than our original target of 2016.”
Conference Call
The Company will host a conference call with analysts today, February 20, 2014, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, today, until 11:59 p.m. ET, Thursday, March 6, 2014. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 4662256.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results for 2013 on Strong Attendance and Guest Spending Growth
February 20, 2014

About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, three outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair’s flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in our capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. This news release and prior news releases are available online at www.cedarfair.com.

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(Table Follows)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results for 2013 on Strong Attendance and Guest Spending Growth
February 20, 2014

CEDAR FAIR, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)

	Three months ended		Twelve months ended
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Net revenues:
Admissions	$84,793	$78,926	$647,007	$612,069
Food, merchandise and games	39,165	37,011	356,105	342,214
Accommodations and other	15,119	13,268	131,460	114,171
	139,077	129,205	1,134,572	1,068,454
Costs and expenses:
Cost of food, merchandise and games revenues	9,839	11,122	91,772	95,048
Operating expenses	84,009	70,571	472,344	451,403
Selling, general and administrative	26,879	22,823	152,412	138,311
Depreciation and amortization	14,174	14,095	122,487	126,306
Loss on impairment / retirement of fixed assets, net	273	6,106	2,539	30,336
Gain on sale of other assets	—	(6,625)	(8,743)	(6,625)
	135,174	118,092	832,811	834,779
Operating income	3,903	11,113	301,761	233,675
Interest expense	25,918	26,717	103,071	110,619
Net effect of swaps	(1,432)	(174)	6,883	(1,492)
Loss on early debt extinguishment	—	—	34,573	—
Unrealized/realized foreign currency (gain) loss	13,712	4,928	28,941	(8,998)
Other (income) expense	(28)	(37)	(154)	(68)
Income (loss) before taxes	(34,267)	(20,321)	128,447	133,614
(Benefit) provision for taxes	(13,783)	(9,997)	20,243	31,757
Net income (loss)	(20,484)	(10,324)	108,204	101,857
Net income allocated to general partner	—	—	1	1
Net income (loss) allocated to limited partners	$(20,484)	$(10,324)	$108,203	$101,856

Net income (loss)	(20,484)	(10,324)	108,204	101,857
Other comprehensive income (loss), (net of tax):
Cumulative foreign currency translation adjustment	1,562	1,620	2,756	369
Unrealized income on cash flow hedging derivatives	2,933	1,937	10,736	139
Other comprehensive income (loss), (net of tax)	4,495	3,557	13,492	508
Total comprehensive income (loss)	$(15,989)	$(6,767)	$121,696	$102,365
Basic earnings (loss) per limited partner unit:
Weighted average limited partner units outstanding	55,488	55,751	55,476	55,518
Net income (loss) per limited partner unit	$(0.37)	$(0.19)	$1.95	$1.83
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,488	55,751	55,825	55,895
Net income (loss) per limited partner unit	$(0.37)	$(0.19)	$1.94	$1.82

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results for 2013 on Strong Attendance and Guest Spending Growth
February 20, 2014

CEDAR FAIR, L.P.
BALANCE SHEET DATA

(In thousands)	12/31/2013	12/31/2012
Cash and cash equivalents	$118,056	$78,830
Total assets	2,014,627	2,019,865
Long-Term Debt, including current maturities:
Term debt	618,850	1,131,100
Notes	901,782	401,080
	1,520,632	1,532,180
Total partners' equity	139,131	154,451

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA

	Three months ended		Twelve months ended
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
	(In thousands )
Net income (loss)	$(20,484)	$(10,324)	$108,204	$101,857
Interest expense	25,918	26,717	103,071	110,619
Interest income	(28)	(37)	(154)	(68)
Provision (benefit) for taxes	(13,783)	(9,997)	20,243	31,757
Depreciation and amortization	14,174	14,095	122,487	126,306
EBITDA	5,797	20,454	353,851	370,471
Loss on early debt extinguishment	—	—	34,573	—
Net effect of swaps	(1,432)	(174)	6,883	(1,492)
Unrealized foreign currency (gain) loss	13,714	4,927	29,085	(9,181)
Equity-based compensation	890	635	5,535	3,265
Loss on impairment/retirement of fixed assets, net	273	5,044	2,539	30,336
Gain on sale of other assets	—	(5,563)	(8,743)	(6,625)
Other non-recurring costs (a)	1,002	154	1,707	4,180
Adjusted EBITDA (b)	$20,244	$25,477	$425,430	$390,954

(a)	Other non-recurring costs, as defined in the 2013 Credit Agreement.

(b)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the 2013 Credit Agreement. The Company believes Adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income, or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This news release and prior releases are available on the Cedar Fair website at www.cedarfair.com

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233